Exhibit 3

[LETTERHEAD OF FISK ROBINSON]

October 12, 2001

Mr. Clifton A. Payne
Guaranty Bancshares, Inc.
100 W. Arkansas
Mount Pleasant, Texas 75455

Dear Mr. Payne:

On October 5, 2001, the partners and employees of Fisk & Robinson, P.C. officially merged with McGladrey & Pullen, LLP. As a result of this transaction, the client-auditor relationship between Guaranty Bancshares, Inc. (Commission File Number 000-24235) and the accounting firm of Fisk & Robinson, P.C. has terminated.

Sincerely,

/s/ Fisk & Robinson

Fisk & Robinson, P.C.

Via Fax and Regular Mail

cc:	Officer of the Chief Accountant SECPS Letter File Securities and Exchange Commission Mail Stock 11-3 450 Fifth Street, N.W. Washington, D.C. 20549 Fax 202-942-9656

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